UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 11, 2023

Cutera, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50644	77-0492262
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3240 Bayshore Blvd.

Brisbane, California 94005

(Address of principal executive offices) (Zip Code)

(415) 657-5500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.001 par value)	CUTR	The NASDAQ Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Termination of J. Daniel Plants as Executive Chairman; Removal as Chair of the Board

On April 11, 2023, the board of directors (the “Board”) of Cutera, Inc. (the “Company”) terminated J. Daniel Plants as Executive Chairman of the Company (the “Executive Chairman”), effective immediately. Mr. Plants was also removed as Chair of the Board effective immediately. Mr. Plants continues to serve as a member of the Board. The Board determined Mr. Plants’ termination of employment as Executive Chairman to be “with cause” within the meaning of his employment agreement and change-in-control and severance agreement.

Termination of David H. Mowry as Chief Executive Officer

On April 11, 2023, the Board terminated David H. Mowry as Chief Executive Officer of the Company effective immediately. Mr. Mowry continues to serve as a member of the Board. The Board determined Mr. Mowry’s termination of employment to be “with cause” within the meaning of his employment agreement and change-in-control and severance agreement.

Appointment of Sheila A. Hopkins as Interim Chief Executive Officer

On April 11, 2023, the Board appointed Sheila A. Hopkins as Interim Chief Executive Officer (“CEO”), effective immediately. Ms. Hopkins will remain a member of the Board and continue to serve in this capacity.

Ms. Hopkins, age 67, has served as a member of the Board since May 2021. Ms. Hopkins currently serves as a director for Prestige Consumer Healthcare, a role she has held since 2015, where she also serves on the Audit, Nominating & Corporate Governance and Compensation and Talent Management Committees. Prior to 2015, Ms. Hopkins served as EVP and President, Global Vision Care for Bausch + Lomb, a healthcare company, from 2011 until her retirement in 2013. Prior to that, Ms. Hopkins spent 14 years at Colgate-Palmolive, a consumer products company, where she held several senior management positions including Vice President and General Manager, Personal Care, and Vice President, Global Business Development from 1997 to 2011. Ms. Hopkins previously served on the board of directors of Warnaco Inc., a leading apparel company, from 2003 to 2013, and on the board of directors of the Consumer Healthcare Products. Ms. Hopkins has also held senior marketing and sales positions at Procter & Gamble and Tambrands.

There are no family relationships between Ms. Hopkins and any director or executive officer of the Company, and she has no indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Ms. Hopkins’ compensation as Interim Chief Executive Officer will be determined at a later time.

Appointment of Janet D. Widmann as Chair of the Board

On April 11, 2023, the Board appointed Janet D. Widmann as Chair of the Board, effective immediately. Ms. Widmann has served as a member of the Board since December 2021.

Ms. Widmann, age 56, is a member of the Board of Directors for Avista Corporation, a role she has held since 2014, and Acorn Health, a role she has held since 2021, and has been an advisor to Vida Health since 2015. She served as President and CEO of Kids Care Dental and Orthodontics from 2016 to 2021. Prior to that, she was at Blue Shield of California from 2003 to 2015 where she held numerous roles, including Executive Vice President and Chief Executive. Ms. Widmann previously served on the Board of Directors of Versant Health, from 2016 to 2020 and the Bay Area Business Council, from 2013 to 2015, and on the California Health Professions Education Foundation Board of Trustees as a Governor Appointee from 2016 to 2019. She was also the Chief Operations Officer of Health Net’s dental and vision subsidiaries. Ms. Widmann has been recognized as one of the Most Influential Corporate Board Directors by WomenInc.

Item 7.01	Regulation FD Disclosure.

On April 12, 2023, the Company issued a press release discussing the matters set forth in Item 5.02 of this Current Report on Form 8-K and announcing that, in connection with those matters, the Company withdrew its full-year 2023 outlook.

A copy of the Company’s press release is attached hereto as Exhibit 99.1. This information in Item 7.01 of this report is being furnished, not filed, for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and pursuant to General Instruction B.2 of Form 8-K, will not be incorporated by reference into any filing under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated April 12, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUTERA, INC.
Date: April 12, 2023

	By:	/s/ Vikram Varma
Vikram Varma Senior Vice President, General Counsel and Compliance Officer